EXHIBIT 99.1






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RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants



                                        April 2, 1998


Mr. Eugene G. Stone
President and Chief Executive Officer
Summit Bank
81 Main Street
Medway, Massachusetts 02053-1867

Dear Mr. Stone:

     This letter sets forth the agreement between Summit Bank, Medway, Massachusetts ("Summit" or the "Bank"), and RP Financial, LC. ("RP Financial") for the independent appraisal services pertaining to the Bank's minority stock offering in conjunction with the mutual holding company reorganization. The specific appraisal services to be rendered by RP Financial are described below. These appraisal services will be rendered by a team of two to three senior consultants on staff and will be directed by the undersigned.


Description of Conversion Appraisal Services
--------------------------------------------

     Prior to preparing the valuation report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the Bank's operations, financial condition, profitability, market area, risks and various internal and external factors which impact the pro forma value of the Bank. RP Financial will prepare a written detailed valuation report of Summit which will be fully consistent with applicable regulatory guidelines and standard pro forma valuation practices. The appraisal report will include an in-depth analysis of the Bank's financial condition and operating results, as well as an assessment of the Bank's interest rate risk, credit risk and liquidity risk. The appraisal report will describe the Bank's business strategies, market area, prospects for the future and the intended use of proceeds both in the short term and over the longer term. A peer group analysis relative to publicly-traded savings institutions will be conducted for the purpose of determining appropriate valuation adjustments relative to the group. We will review pertinent sections of the applications and offering documents to obtain necessary data and information for the appraisal, including the impact of key deal elements on the appraised value, such as dividend policy, use of proceeds and reinvestment rate, tax rate, conversion expenses and characteristics of stock plans. The appraisal report will conclude with a midpoint pro forma value which will establish the range of value, and reflect the minority stock offering size determined by the Bank's Board of Trustees. The appraisal report may be periodically updated throughout the conversion process and there will be at least one updated valuation prepared at the time of the closing of the stock offering.

     RP Financial agrees to deliver the valuation appraisal and subsequent updates, in writing, to Summit at the above address in conjunction with the filing of the regulatory application. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates.


--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210                    Telephone: (703) 528-1700
Arlington, VA 22209                                      Fax No.: (703) 528-1788

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RP Financial, LC.
Mr. Eugene G. Stone
April 2, 1998
Page 2


Fee Structure and Payment Schedule
----------------------------------

     Summit agrees to pay RP Financial a fixed fee of $20,000 for these appraisal services, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

     o    $5,000  upon  execution  of  the  letter  of  agreement   engaging  RP
          Financial's appraisal services;

     o    $12,500 upon delivery of the completed original appraisal report; and

     o $2,500 upon completion of the conversion to cover all subsequent valuation updates that may be required, provided that the transaction is not delayed for reasons described below.

     The Bank will reimburse RP Financial for out-of-pocket expenses incurred in the preparation of the appraisal report. Such out-of-pocket expenses, which are not expected to exceed $5,000 inclusive of expenses for the business plan and appraisal, will include travel, telephone, facsimile, copying, shipping, computer and data. RP Financial will make all attempts to keep out-of-pocket expenses to a minimum.

     In the event Summit shall, for any reason, discontinue the proposed conversion prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, Summit agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after giving full credit to the initial retainer fee. RP Financial's standard billing rates range from $75 per hour for research associates to $250 per hour for managing directors.

     If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by Summit and RP Financial. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to appraisals, major changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the transaction requires the preparation by RP Financial of a new appraisal or financial projections.


Representations and Warranties
------------------------------

     Summit and RP Financial agree to the following:

     1. The Bank agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities,

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RP Financial, LC.
Mr. Eugene G. Stone
April 2, 1998
Page 3


commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Bank to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if conversion is not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to the Bank the original and any copies of such information.

     2. The Bank hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Bank's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

     3. (a) The Bank agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Bank to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Bank to RP Financial; or (iii) any action or omission to act by the Bank, or the Bank's respective officers, directors, employees or agents which action or omission is in bad faith or negligent. The Bank will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by the Bank at the normal hourly professional rate chargeable by such employee.

          (b) RP Financial shall give written notice to the Bank of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which the RP Financial intends to base a claim for indemnification hereunder. In the event the Bank elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, RP Financial will be entitled to be paid any amounts payable by the Bank hereunder within five days after the final determination of such contest either by written acknowledgement of the Bank or a final judgment of a court of competent jurisdiction. If the Bank does not so elect, RP Financial shall be paid promptly and in any event within thirty days after receipt by the Bank of the notice of the claim.

          (c) The Bank shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Bank: (1)ya written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2)ya written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

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RP Financial, LC.
Mr. Eugene G. Stone
April 2, 1998
Page 4


          (d) In the event the Bank does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

     It is understood that, in connection with RP Financial's above-mentioned engagement, RP Financial may also be engaged to act for the Bank in one or more additional capacities, and that the terms of the original engagement may be embodied in one or more separate agreements. The provisions of Paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of RP Financial's engagement(s). This agreement constitutes the entire understanding of the Bank and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

     Summit and RP Financial are not affiliated, and neither Summit nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

                             * * * * * * * * * * *

     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $5,000.


                                        Sincerely,

                                        /s/ William E. Pommerening

                                        William E. Pommerening
                                        Chief Executive Officer
                                          and Managing Director



Agreed To and Accepted By:   Eugene G. Stone  /s/ Eugene G. Stone
                                              --------------------
                             President and Chief Executive Officer


Upon Authorization by the Board of Trustees:  Summit Bank
                                              Medway, Massachusetts


Date Executed:   April 24, 1998
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